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                                                                  Exhibit 99.1


FOR IMMEDIATE RELEASE

Contact: Kevin F. McLaughlin, Senior Vice President and Chief Financial Officer of PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4274 or kevin.mclaughlin@praecis.com.


                      PRAECIS PHARMACEUTICALS INCORPORATED
           REPORTS FOURTH QUARTER AND YEAR END 2002 FINANCIAL RESULTS

WALTHAM, MA -- JANUARY 31, 2003 -- PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ:
PRCS) today announced consolidated financial results for the three months and year ended December 31, 2002.


For the year ended December 31, 2002, the Company's cash utilization was approximately $71,181,000, which was lower than the previous guidance of $80,000,000 - $85,000,000. At December 31, 2002, the Company had cash and cash equivalents and marketable securities of approximately $195,035,000, compared to approximately $266,216,000 at December 31, 2001.


The Company's net loss for the three months ended December 31, 2002 was approximately $13,605,000, or $0.26 per diluted share, compared to a net loss of approximately $7,542,000, or $0.15 per diluted share, for the three months ended December 31, 2001. For the year ended December 31, 2002, net loss was approximately $46,075,000, or $0.89 per diluted share, compared to a net loss of approximately $54,603,000, or $1.10 per diluted share, for the year ended December 31, 2001.


The decreased net loss for the year ended December 31, 2002 was due primarily to the settlement in connection with the termination of the Company's collaboration agreement with a former corporate collaborator. As previously announced, the Company paid $13,000,000 in final settlement of all amounts payable under that collaboration agreement, resulting in a one-time net gain of $16,020,000. Operating expenses were slightly lower from 2001 to 2002, and were comprised principally of expenses related to continued development and pre-commercialization activities for Plenaxis(TM) (abarelix for injectable suspension), the Company's drug candidate for the treatment of hormonally responsive advanced prostate cancer and endometriosis. Factors offsetting the decreased net loss included lower reimbursement revenue from the Company's former collaborators and decreased net interest income.

Malcolm L. Gefter, Ph.D., PRAECIS' Chairman and Chief Executive Officer, commenting on the Company's prostate cancer program, stated, "We are pleased to announce that we expect to resubmit our New Drug Application (NDA) for Plenaxis(TM) to the United States Food and Drug Administration (FDA) in the next 30 days. Assuming FDA approval of our application, we intend to market and sell Plenaxis(TM) through our own marketing and sales team in the United States. With respect to our European regulatory submission for Plenaxis(TM), we have recently made the decision to pursue a mutual recognition filing in Europe (versus a centralized approach) due to certain benefits that this approach will provide. We have been meeting with potential sponsor countries' regulatory authorities and expect to make a decision on the country of filing prior to the end of the first quarter of 2003 and to submit our registration dossier during the second quarter."


Dr. Gefter continued, "We are encouraged by the progress that we have made this year on our other drug development programs and have set aggressive goals for 2003. In summary, we are very pleased with the interim data from our phase Ia study in healthy volunteers of Apan(TM), our drug candidate for the treatment of Alzheimer's disease. These preliminary results indicate that Apan may be stimulating clearance from the brain of amyloid beta, a suspected key culprit in the development of Alzheimer's disease. This trend in the early data is consistent with the results we have seen with Apan in animal models. Assuming successful completion of the phase Ia study and favorable review of the study results by the FDA, we plan to evaluate Apan in Alzheimer's patients in phase Ib and Ic clinical trials during 2003. In addition, we have finished the treatment and observation phases of our pharmacokinetic study of Plenaxis(TM) for the treatment of endometriosis. The purpose of this study is to determine the appropriate dose and dosing schedule necessary to maximize the benefit of the therapy for patients while minimizing attendant bone mineral density loss, a common side effect of hormonal therapies that lower estrogen levels. We expect to complete our review of the results of this study during the next few months before deciding upon the next steps for development. Finally, we intend to file by mid-year an Investigational New Drug Application for PPI-2458 for a study in the field of oncology. We initially plan to investigate the effectiveness of this compound for the treatment of B-Cell Non-Hodgkin's Lymphoma. Information from this initial study, combined with on-going preclinical work, will form the basis for next steps in the development of this compound for the treatment of rheumatoid arthritis, as well as other potential indications in the field of oncology."


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Commenting on the Company's 2003 operating plan, PRAECIS' President and Chief
Operating Officer William Heiden stated, "This year, we are forecasting cash utilization of approximately $75,000,000, which will fall into three major categories. Approximately 50% of spending is expected to be dedicated to the development and commercialization activities for Plenaxis(TM), approximately 35% on development activities for Apan and PPI-2458, with the remaining 15% to be focused on core research and discovery activities. With respect to Plenaxis(TM), the majority of our planned expenditures will be targeted to building the commercial infrastructure and funding the pre-marketing/marketing programs to launch Plenaxis(TM) in the United States. We are initiating our pre-marketing activities and plan to intensify our commercialization-capabilities build-out as we get closer to a FDA action date. Following positive FDA review, we will immediately build our sales force in preparation for product launch in the United States, which is anticipated to take place in the fourth quarter of 2003. We expect to ship product during 2003, however, we are not providing guidance for product sales in 2003 due to the forecasted proximity to year-end of our projected launch."

The Company's projected timeline for the launch of Plenaxis(TM) assumes that the NDA will be reviewed within six months of submission in accordance with guidance received by the Company from the FDA, and that no unexpected developments will arise during the review of the resubmission.

Assuming timely regulatory approval to market Plenaxis(TM) in the United States for a defined sub-population of advanced prostate cancer patients, partnering of clinical programs at opportune times and continued conservative fiscal management, the Company believes that it should have sufficient financial resources to execute its operating plan and attain profitability by 2006 without the need to return to the capital markets.

There will be a conference call to discuss PRAECIS' fourth quarter and year-end financial results today beginning at 9:00 a.m. (EST). This call will be broadcast live over the Internet at http://www.praecis.com under "Investor Relations." A telephonic replay of this call will be available beginning at 12:00 Noon (EST), until midnight Friday, February 7th by calling 888-203-1112 (domestic toll-free) or 719-457-0820, and entering the passcode 510522.


The Company is planning to report first quarter 2003 results on April 25, 2003. For information regarding live webcasts and investment community conference calls related to first quarter 2003 results, please refer to http://www.praecis.com approximately one week prior to the financial reporting release date.


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2003 ANNUAL MEETING

The Company also announced that its 2003 Annual Meeting of Stockholders has been scheduled for May 21, 2003.

PRAECIS PHARMACEUTICALS INCORPORATED is a biotechnology company focused on the discovery and development of pharmaceutical products using its proprietary LEAP(TM) (Ligand Evolution to Active Pharmaceuticals) technology. LEAP(TM) combines the power of biological selection with the advantages of medicinal chemistry in a unique molecular evolution process. PRAECIS employed LEAP(TM) in the development of Plenaxis(TM), its candidate for the treatment of hormonally responsive advanced prostate cancer and endometriosis. PRAECIS also has a clinical program in Alzheimer's disease, and has five programs in the research or preclinical development stage.


THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS, INCLUDING, BUT NOT LIMITED TO, STATEMENTS REGARDING ADDITIONAL CLINICAL STUDIES OF, THE RE-FILING OF AND CONTINUED REGULATORY REVIEW BY THE UNITED STATES FOOD AND DRUG ADMINISTRATION (FDA) OF A NEW DRUG APPLICATION FOR, AND COMMERCIALIZATION PLANS FOR, PLENAXIS(TM) FOR THE TREATMENT OF HORMONALLY RESPONSIVE ADVANCED PROSTATE CANCER, THE CONTINUATION OF THE COMPANY'S CLINICAL PROGRAMS IN ENDOMETRIOSIS AND ALZHEIMER'S DISEASE, THE SUBMISSION TO THE FDA OF AN INVESTIGATIONAL NEW DRUG APPLICATION FOR PPI-2458, AND THE COMPANY'S EXPECTED FINANCIAL POSITION AND RESULTS. THESE STATEMENTS ARE BASED ON THE COMPANY'S CURRENT BELIEFS AND EXPECTATIONS AS TO FUTURE OUTCOMES. SUCH STATEMENTS ARE SUBJECT TO CERTAIN FACTORS AND UNCERTAINTIES. THESE INCLUDE, BUT ARE NOT LIMITED TO, THE TIMING AND CONTENT OF DECISIONS MADE BY THE FDA, THE COMPANY'S ABILITY TO HIRE A SALES FORCE AND SUCCESSFULLY CARRY OUT THE COMMERCIALIZATION PLANNING PROCESS, DELAYS IN MANUFACTURING OR FDA APPROVAL OF MANUFACTURING SITES, UNEXPECTED RESULTS IN ONGOING AND FUTURE CLINICAL OR PRECLINICAL TRIALS AND RELATED ANALYSES, THE NEED FOR ADDITIONAL RESEARCH AND TESTING, INCLUDING AS A RESULT OF UNANTICIPATED DETERMINATIONS BY THE FDA, UNEXPECTED EXPENDITURES, AND THE COMPANY'S ABILITY TO ENTER INTO CORPORATE COLLABORATIONS ON ACCEPTABLE TERMS, AS WELL AS THE RISKS SET FORTH FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING BUT NOT LIMITED TO THE RISKS DISCUSSED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2002.


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                      PRAECIS PHARMACEUTICALS INCORPORATED
                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)
                                   (unaudited)


                                             Three Months Ended                    Year Ended
                                                 December 31,                     December 31,
                                        ---------------------------       ---------------------------
                                          2001               2002           2001               2002
                                        --------           --------       --------           --------
Corporate collaboration revenue         $  1,679           $      -       $  9,907           $  1,029

Costs and expenses:
    Research and development               9,935             11,542         59,416             56,383
    Sales and marketing                      425                798          8,737              1,837
    General and administrative             2,153              2,545          6,961              9,676
                                        --------           --------       --------           --------
        Total costs and expenses          12,513             14,885         75,114             67,896
                                        --------           --------       --------           --------
Operating loss                           (10,834)           (14,885)       (65,207)           (66,867)

Interest income, net                       1,793              1,280          9,105              4,772
Gain on sale of fixed assets               1,499                  -          1,499                  -
Gain on termination of collaboration
agreement                                      -                  -              -             16,020
                                        --------           --------       --------           --------
Net loss                                $ (7,542)          $(13,605)      $(54,603)          $(46,075)
                                        ========           ========       ========           ========

Basic and diluted net loss per share    $  (0.15)          $  (0.26)      $  (1.10)          $  (0.89)

Weighted average number of basic
   and diluted shares outstanding         51,181             51,783         49,777             51,678



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                      PRAECIS PHARMACEUTICALS INCORPORATED
                      Condensed Consolidated Balance Sheets
                                 (in thousands)
                                   (unaudited)


                                                     DECEMBER 31, 2001   DECEMBER 31, 2002
                                                     -----------------   -----------------
Cash and cash equivalents                                 $144,685             $64,913
Marketable securities                                      121,531             130,122
Other current assets                                         1,241                 848
                                                     -----------------   -----------------
Net fixed assets and other assets                           74,668              72,367

     Total assets                                         $342,125            $268,250
                                                     =================   =================
Current liabilities                                        $38,429             $10,360
Long term liabilities                                       33,000              33,000
Total stockholders' equity                                 270,696             224,890
                                                     -----------------   -----------------
     Total liabilities and stockholders' equity           $342,125            $268,250
                                                     =================   =================
